LONG TERM INTERNATIONAL ASSIGNMENT AGREEEMENT
This Assignment Agreement is made as of the date of the last signature below by and between:

Cimpress N.V. (“Home Company” or “Cimpress”)

and

Cornelis David Arends (“you” or “your”).

This Agreement sets forth the terms and conditions specifically applicable to your assignment by Home Company to carry out your employment with Home Company from the offices of Cimpress France SARL (“Host Company”) located in Paris, France (“Host Country”) for a term of twenty-four (24) months (subject to earlier termination as described below) commencing on the Assignment Effective Date (as defined below).

1.    Assignment and Employment.

(a)	Effective Date. Your assignment will commence on January 11, 2016 (the “Assignment Effective Date”).

(b)
Employment with Home Company. Notwithstanding this assignment to Host Country and Your work out of Host Company’s offices, your employment relation will remain exclusively with Home Company and your employment agreement with Home Company will remain in full force and effect. No employment relationship is or will be created, explicitly or implicitly, between You and Host Company as a result of or arising from this assignment to Host Country and/or Your work at Host Company’s offices. For avoidance of doubt, your assignment is not deemed to be a termination of your employment with Home Company and you are not eligible for any severance or other employment termination benefits due to your assignment, transfer, or repatriation.

(c)
Termination of Assignment/Employment by Cimpress. Home Company reserves the right, at its sole discretion, to terminate this assignment (i) without cause upon three (3) months prior written notice to you (ii) upon written notice to you in the event that you have been unable to work due to sickness for a period lasting more than eight (8) weeks. A termination of this assignment by Home Company on either of such grounds will not terminate or otherwise alter your employment with Home Company. If Home Company terminates your employment for cause pursuant to your employment agreement with Home Company, then this assignment shall terminate automatically and simultaneously, without any further notification or other action by Home Company.

(d)
Termination of Assignment/Employment by You. If you terminate your employment pursuant to your employment agreement with Home Company, then this assignment shall terminate automatically and simultaneously terminate, without any further notification or other action by you or Home Company, and in such event, Home Company shall provide the return moving benefit as described in clause 4 below.

(e)
Rights Upon Termination of Assignment. Upon the termination of your assignment (whether by expiration of the term or by Cimpress or you pursuant to clause 1(c) or 1(d), respectively, above), all assignment-related compensation items and benefits will cease to accrue as from the end date of the assignment, except for the return moving benefit described in clause 4 below and the tax filing preparation assistance pursuant to clause 6 below.

2.    Travel Documents.

(a)
Work Authorization and Visa. If and to the extent required under applicable law, Home Company shall pay the costs related to obtaining (i) any necessary work authorization to permit you to work in Host Country and (ii) any necessary visa(s) to permit you and your Immediate Family to live in the Host Country. For clarity,

Home Company has no obligation to pay for work authorizations for members of your Immediate Family to work in Host Country. Home Company shall also pay the travel costs in accordance with the Travel and Expense Policy if you or your Immediate Family are required to return to Home Company’s country in connection with your work authorization or visa(s). “Immediate Family” means your spouse or eligible partner and any legal dependent living with you in Host Country.

(b)
Passport and Other Travel Documents. It is your responsibility to apply for and maintain the effectiveness of your and your Immediate Family’s passports and other travel documents during your assignment to Host Country. Cimpress has no obligation to pay any costs or take any actions in connection with your passports or other travel documents, except as set forth in clause 2(a) above.

3.    Compensation; Other Benefits.

(a)
Base Salary; Compensation In General. During your assignment to Host Country, Home Company shall pay your salary and other cash compensation, if any, in accordance with the terms of your employment agreement with Home Company; provided, however, it is understood and agreed that for the term of your assignment, your (gross) base salary, inclusive of holiday allowance, shall be increased to the rate of €1,750,000 per year (gross). For avoidance of doubt, your salary and other compensation are subject to all applicable tax and other deductions and withholdings.

(b)
Healthcare Benefits. Beginning on the Assignment Effective Date and continuing until your assignment terminates, you and your Immediate Family are eligible to participate in Cimpress’ international healthcare benefits plan, currently provided by Aetna.

(c)	Pension. During your assignment to Host Country, you will continue to be eligible to participate in Home Company pension plan and to receive Home Company contributions, if applicable.

4.    Ad-Hoc Relocation Bonus, Mobility Premium and Other Assignment Related Benefits.

(a)
Ad-Hoc Relocation Bonus; Mobility Premium. To compensate and reimburse you for the increased and additional demands, burdens and expenses that you will incur specifically in connection with your assignment to Host Country and the services that you will perform while working in and from Host Country, Company shall pay you (i) a one-time, ad-hoc relocation bonus in the gross amount of €125,000 (the “Ad-Hoc Relocation Bonus”) and (ii) a mobility premium during the term of your assignment at the rate of €500,000 per year (gross) (the “Mobility Premium”). Company shall pay the Ad-Hoc Relocation Bonus within a reasonable time following the Assignment Effective Date, but in no event later than three months following the Assignment Effective Date. Company shall pay the Mobility Premium in equal monthly installments during the course of your assignment.